                                                           EXHIBIT 10.10



                              CONSULTING AGREEMENT

      AGREEMENT, made as of the 26th day of June, 1996, by and between DIPLOMAT AMBASSADOR INC., a Delaware corporation with offices at 1010 Arch Street, Philadelphia, Pennsylvania 19107 ("Diplomat"), and JAY KITNICK, an individual residing at 1039 Old Ford Road, Huntingdon, Pennsylvania 19006 ("Consultant").

                              W I T N E S S E T H:

      WHEREAS, Diplomat is engaged in the optical business, including but not limited to the design, manufacture, importing, and sale of eyewear (the "Business"); and

      WHEREAS, concurrently with the execution and delivery of this Agreement, Diplomat is purchasing substantially all of the assets of Windsor Optical, Inc. ("Windsor"), which also is engaged in the Business; and

      WHEREAS, Consultant is an executive officer and shareholder of Windsor, is intimately familiar with Windsor's day to day operations, and is acquainted with Windsor's customers; and

      WHEREAS, in connection with the purchase by Diplomat of Windsor's assets, Consultant and Diplomat have agreed that Consultant shall become a consultant to Diplomat on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

      1. Engagement.

            (a) Diplomat hereby engages Consultant as a consultant to

Diplomat, to render his services to Diplomat during the Term, as hereinafter defined. Consultant hereby accepts such engagement, and undertakes to perform all the duties and obligations assumed by him hereunder.

            (b) Consultant shall devote such time, energies, and attention as may be necessary for the performance of his duties and services hereunder.

      2. Duties and Term. During the three (3) year period commencing on the date of this Agreement (the "Term"), Consultant shall provide such advice with respect to the operation and management of the business purchased by Diplomat from Windsor, and such information as may be available to Consultant regarding Windsor's customers and products, as Diplomat may from time to time request, at such times and in such manner, including over the telephone, as may be convenient to Consultant.

      2. Compensation. Diplomat shall pay to Consultant, for all of his duties, obligations, and services hereunder, a total consulting fee of $250,000.00, payable in thirty-six (36) monthly installments of $6,944.44 each commencing June 20, 2004. Subject to the provisions of Section 6(b) of this Agreement, the consulting fee payable hereunder is deemed fully earned immediately upon the execution and delivery of this Agreement. Diplomat shall have the right at its option to withhold from any amounts payable under this Agreement such Federal, State, and other income taxes and other items as may be required to be withheld from persons who are employees of Diplomat under applicable law. In addition, Diplomat shall have the right at any time prior to the payment of all consulting fees due and payable hereunder to pre-pay same based on its then-current value, which shall be calculated assuming interest at the the prime rate of interest, as set forth in the Wall Street Journal, in effect at the time of prepayment.

      3. Trade Secrets and Documents.

            (a) For purposes of this Agreement, the term "Trade Secrets" shall mean the shipping information of Diplomat and Windsor, including but not limited to freight rates; the methods and processes of assembling and distributing their products, including those in the process of development; Diplomat's and Windsor's pricing, customer lists and credit terms and counter-trade arrangements, including those in the process of completion; Diplomat's and Windsor's methods and results of the research; the names of Diplomat's and Windsor's customers and the products used by each such customer; and any other confidential information or data relating to Diplomat's or Windsor's business which is not publicly known and does not become publicly known without a breach of this or any other confidentiality agreement or obligation to Diplomat.

      (b) Consultant agrees that he will not, either during his engagement by Diplomat hereunder (except pursuant to his engagement hereunder) or at any time thereafter, impart or disclose any Trade Secrets to any person, firm or corporation other than Diplomat, or use any Trade Secrets, directly or indirectly, for his own benefit or for the benefit of any person, firm or corporation other than

Diplomat.

      (c) Consultant agrees that all memoranda, notes, records, reports, manuals, charts, formulae, specifications, lists and other documents made, compiled, received, held, or used by Consultant while engaged by Diplomat hereunder, concerning any phase of Diplomat's business or Trade Secrets, including without limitation such items stored on computer-readable media, and all copies thereof, shall be Diplomat's property and shall be delivered by Consultant to Diplomat on the termination of Consultant's obligation to provide services hereunder or at an earlier time on the request of Diplomat.

      4. Noncompetition.

            (a) For purposes of this Agreement, the term "Customer" shall mean any person or entity to which Windsor sold goods or provided services during the two (2) year period prior to the date of this Agreement.

            (b) Consultant covenants and agrees that, provided that Diplomat is not in breach of this Agreement, for a period of three (3) years after the date of this Agreement, he shall not, directly or indirectly, individually or in concert with others or as stockholder, director, officer, partner, member, principal, agent, employer, employee, or consultant, or in any other individual or representative capacity:

                  (i) Call on, solicit, serve, or cater to, or attempt to call on, solicit, serve, or cater to, any Customer for the purpose of rendering any service or selling any product competitive with, or usable for substantially the same purpose as, any service or product provided, manufactured or sold or in the process of development by Windsor as of the date of the closing of the purchase of Windsor's assets by Diplomat; or

                  (ii) Engage in the Business.

            (c) Consultant agrees that he will not directly or indirectly at any time solicit or induce other employees of Diplomat to terminate their agreements or employment with Diplomat.

      5. Continuing Effect and Enforcement of Certain Provisions.

            (a) Consultant hereby acknowledges that his obligations under Sections 3 and 4 will continue in effect, notwithstanding the termination of his engagement by Diplomat, and will be binding on his heirs, legal representatives, and assigns.

            (b) Consultant hereby agrees that monetary damages alone will not adequately compensate Diplomat in the event of a breach by Consultant of his obligations contained in Section 3 or 4. Therefore, Consultant agrees that, in addition to any other remedies available to it, Diplomat shall be entitled to interim restraints and permanent injunctive relief for the enforcement of the provisions of Section 3 or 4, and to an accounting and payment over of all amounts received by Consultant as a result of his breach of his obligations under Section 3 or 4.

            (c) It is the intention of the parties hereto that the provisions of Sections 3 and 4 be construed and interpreted so as to afford the full measure of protection provided for therein. Each paragraph of Sections 3 and 4 will be construed as an agreement independent of any other provision of this Agreement. Except as otherwise specifically provided in this Agreement, no claim or cause of action that Consultant may have against Diplomat, whether predicted on his consulting relationship with Diplomat or otherwise, will constitute a defense to the enforcement by Diplomat of Consultant's agreements set forth in Sections 3 and 4.

      6. Default.

      (a) All consulting fees payable hereunder shall become immediately due and payable without discount, and Consultant's obligations hereunder shall terminate, upon the occurrence of any of the following:

            (i) Failure of Diplomat to make any payment due hereunder within five (5) days after it fell due which is not cured within ten (10) days after written notice of such default is given to Diplomat by (A) certified mail, return receipt requested, or (B) Federal Express or other overnight courier which provides a signed receipt for delivery which notice shall be deemed to have been given on the date actually delivered;

            (ii) A default by Diplomat under or breach by Diplomat of the Asset Purchase Agreement of even date herewith among Windsor, Diplomat, Consultant, and Kenneth Kitnick (the "Purchase Agreement") or the promissory notes issued pursuant thereto, which default is not cured after the giving of any required notice and the expiration of any applicable grace period.

      (b) Any defense of Diplomat to the performance of its obligations under the Purchase Agreement shall constitute a defense of Diplomat to its obligation to pay consulting fees and otherwise perform its obligations under this Agreement.

      7. Miscellaneous.

            (a) All notices required or permitted to be given hereunder shall be in writing, and shall be duly given if delivered to the other party personally, or sent to the other party by certified mail (return receipt requested), addressed to the other party at the address first set forth above or to such other address as any party may designate by a similar notice, and deposited in the U.S. mail, and shall be deemed to have been given as of the date so personally delivered or mailed.

            (b) This Agreement shall be binding upon and enure to the benefit of the parties hereto, the executors, administrators and legal representatives of Consultant and the successors and assigns of Diplomat. The provisions of this Agreement shall not be construed as conferring and are not intended to confer any rights on any other persons. Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by Consultant; provided that Consultant shall have the right to assign payments due and owing under this Agreement to his spouse or children or to a trust for the benefit of any of them. In the event of the death of Consultant prior to the payment of the full $250,000.00 consulting fee provided for herein, the unpaid balance of such consulting fee shall be paid to his estate.

            (c) The provisions of this Agreement shall be considered to be separable and independent of each other. In the event that any provision of this Agreement shall be determined in any jurisdiction to be unenforceable, such determination shall not be deemed to affect the enforceability of any other provision of this Agreement. The parties agree that any court making such a determination is hereby requested and empowered to modify such unenforceable provision and to substitute therefor such limitation or provision of maximum scope as the court then deems reasonable and judicially enforceable, and the parties further agree that such substitute provision shall be enforceable in said jurisdiction as if set forth initially in this Agreement. Any such substitute provision shall be applicable only in the jurisdiction in which the original provision was determined to be unenforceable.

            (d) This Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes and cancels all prior agreements relating thereto. This Agreement may not be modified or amended except by a writing signed by the party sought to be charged therewith. No waiver by any party of any of his or its rights or remedies on any one occasion shall bar such party from exercising any of his or its rights or remedies on any subsequent occasion, and no such waiver shall be binding unless made in writing and signed by the party making the waiver.

            (e) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, but without giving effect to any New Jersey choice of law provisions that might otherwise make the law of a different jurisdiction control or apply.

            (f) CONSULTANT HEREBY ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT IN ITS ENTIRETY, AND FULLY UNDERSTANDS ALL OF THE PROVISIONS CONTAINED HEREIN. CONSULTANT FURTHER ACKNOWLEDGES THAT HE HAS HAD SUFFICIENT TIME TO REVIEW THIS AGREEMENT, AND IS SIGNING IT WITH FULL KNOWLEDGE OF THE CONSEQUENCES OF THE RESTRICTIONS CONTAINED IN SECTIONS 3 AND 4.

      IN WITNESS WHEREOF, the parties, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.


      WITNESS:                                     DIPLOMAT AMBASSADOR, INC.


                                                   By: /s/ R. Slucker
      ----------------------                          ----------------------


                                                   /s/ Jay Kitnik
      ----------------------                       -------------------------
                                                   JAY KITNIK